EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-1221707, 333-54442 and 333-42636 of Vail Banks, Inc. on Form S-8 of our report dated May 11, 2006, except for Note 6 related to the subsequent event as to which the date is June 1, 2006, relating to the financial statements and supplemental schedules of the Vail Banks, Inc. 401(k) Savings and Investment Plan as of and for the year ended December 31, 2005 appearing in this Annual Report on Form 11-K.

/s/ Perry-Smith LLP

Sacramento, California
June 15, 2006